EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-08613, 333-69506, 333-110728, 333-137274, 333-152765, 333-174670, 333-177030, 333-196393, and 333-206111 on Form S-8 of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of ANSYS, Inc. and subsidiaries, and the effectiveness of ANSYS, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of ANSYS, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Pittsburgh, Pennsylvania
February 25, 2016